Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Smart Online, Inc. on Form S-8 (No. 333-124569) and related prospectuses of our audit report dated March 28, 2007 with respect to the consolidated financial statements of Smart Online, Inc. for the years ended December 31, 2006, 2005 and 2004, which report appears in the Annual Report on Form 10-K of Smart Online, Inc. filed with the Securities and Exchange Commission on March 30, 2007 and amended by Amendment No. 1 to such Annual Report on Form 10-K/A (as so amended, the “Form 10-K”), as well as any references to such audit report or to our firm contained in the Form 10-K.

/s/ Sherb & Co., LLP
Certified Public Accountants
New York, New York

April 30, 2007